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                                                                   EXHIBIT 99.1


        PRICELINE.COM ANNOUNCES PROPOSED $100 MILLION PRIVATE OFFERING OF
                   CONVERTIBLE SENIOR NOTES DUE AUGUST 1, 2010

NORWALK, Conn. - July 28, 2003 - Priceline.com Incorporated (Nasdaq:PCLN) today announced that it intends to offer, subject to market and other conditions, up to $100 million of Convertible Senior Notes due August 1, 2010 in a private placement. Priceline.com intends to grant the initial purchaser of the notes an option to purchase up to $25 million of additional notes.

The notes will be convertible, under certain circumstances, into priceline.com's common stock, par value $0.008 per share.

Priceline.com intends to use the net proceeds of the anticipated offering for general corporate purposes, strategic purposes and working capital requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities. The notes and the shares of common stock of priceline.com issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT PRICELINE.COM INCORPORATED

Priceline.com offers products for sale in two categories: a travel service that offers leisure airline tickets, hotel rooms, rental cars, packaged vacations and cruises; and a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee. Priceline.com also owns travel Web sites Lowestfare.com and Rentalcars.com. Priceline.com is part-owner of Internet travel service Travelweb LLC. Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees.

For press information, contact:
Brian Ek 203-299-8167
(brian.ek@priceline.com)

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements include priceline.com's intention to raise proceeds through the offering and sale of the convertible senior notes, the intended use of proceeds and the anticipated terms of such notes. There can be no assurance that priceline.com will complete the offering on the anticipated terms or at all. Priceline.com's ability to complete the offering will depend, among other things, on market conditions. In addition, priceline.com's ability to complete the offering and its business are subject to risks. For a discussion of these risks, please refer to priceline.com's most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, priceline.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.